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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 (a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to ss. 240.14a-12
COMMUNITY HEALTH SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2002

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 21, 2002 at 8:30 A.M. (Eastern Daylight Time) at the J.P. Morgan, Chase & Co. Building, 11th Floor, Room C, located at 270 Park Avenue, New York, New York 10017, to consider and act upon the following matters:

  1.
  Electing three (3) Class II Directors;

  2.
  Ratifying the appointment of Deloitte & Touche LLP as independent accountants for our year ending December 31, 2002; and

  3.
  Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The close of business on April 2, 2002 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

        YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                      By Order of the Board of Directors,

                      Rachel A. Seifert
                      Senior Vice President, Secretary and General Counsel

Brentwood, Tennessee
April 9, 2002

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.
155 Franklin Road
Brentwood, TN 37027

PROXY STATEMENT

April 9, 2002

Introduction

        The enclosed proxy is being solicited by the Board of Directors of Community Health Systems, Inc. (the "Company") for use in connection with the Annual Meeting of Stockholders to be held May 21, 2002 or any adjournment or postponement thereof.

        The record date with respect to this solicitation is April 2, 2002. All holders of record of our Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 98,478,974 shares of common stock outstanding. Each share of our common stock is entitled to one vote. A proxy may be revoked by the stockholder at any time prior to its being voted at the meeting by giving written notification to the Company's Secretary, submitting another proxy with a more recent date, or voting in person at the meeting. Attendance at the Annual Meeting by a stockholder who has executed a proxy does not alone revoke the proxy. When a proxy in the form enclosed with this proxy statement is returned properly executed, the shares represented thereby will be voted at the meeting in accordance with the directions indicated thereon. If the proxy is properly executed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. The presence, in person or by proxy, of the holders of a majority of outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.

        The Company's Annual Report to Stockholders includes our Form 10-K, which contains consolidated financial statements reflecting the financial position and results of the operations of the Company for 2001, and this Proxy Statement are being mailed to stockholders on or about April 9, 2002. The Annual Report does not form part of the material for the solicitation of proxies.

GENERAL INFORMATION

        Proxy Statement Proposals.    Each year the Board of Directors will submit to the stockholders at the annual meeting its nominations for election of directors. In addition, the stockholders are required to ratify the selection of our independent accountants. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 2003 Annual Meeting Proxy Statement must be received by the Company in the manner and by the deadline described later in this proxy statement.

        Stockholder Nominations for Election of Directors.    The Nominating Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. Any such nominations may be made by stockholders of record provided that they are received by the Secretary of the Company in the manner and by the deadline described in the Company's by-laws and described later in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 2, 2002, the record date of the meeting, except as otherwise footnoted, with respect to ownership of our common stock by:

  •
  each person known by us to be a beneficial owner of more than 5% of our Company's common stock;

  •
  each of our Directors;

  •
  each of our Executive Officers named in the summary compensation table on page 9; and

  •
  all of our Directors and Executive Officers as a group.

        Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned(1)
Name
	Number		Percent
5% Stockholders:
Forstmann Little & Co. Equity Partnership-V, L.P.(2)	26,911,990		27.3%
Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P.(2)	19,222,748		19.5%
Directors:
Sheila P. Burke	29,940	(3)	*
Robert J. Dole	25,681	(4)	*
J. Anthony Forstmann(2)	106,981	(5)	*
Theodore J. Forstmann(2)	46,134,738		46.8%
Dale F. Frey(2)	25,681	(6)	*
Sandra J. Horbach(2)	46,134,738		46.8%
Thomas H. Lister(2)	26,911,990		27.3%
Michael A. Miles(2)	99,908	(7)	*
Harvey Klein	—		*
Wayne T. Smith	1,164,887	(8)	1.2%
W. Larry Cash	618,660	(9)	*
Other Named Executive Officers:
David L. Miller	281,124	(10)	*
Gary D. Newsome	208,714	(11)	*
Michael T. Portacci	260,598	(12)	*
All Directors and Executive Officers as a Group (18 persons)	49,126,129	(13)	48.9%

*
Less than 1%.

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this proxy statement. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this proxy statement is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The general partner of Forstmann Little & Co. Equity Partnership-V, L.P., a Delaware limited partnership ("Equity-V"), is FLC XXX Partnership, L.P. a New York limited partnership of which

  Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister and Winston W. Hutchins are general partners. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., a Delaware limited partnership ("MBO-VI"), is FLC XXIX Partnership, L.P., a New York limited partnership of which Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls and Gordon A. Holmes are general partners. Accordingly, each of the individuals named above, other than Mr. Lister, Ms. Nicholls and Mr. Holmes, with respect to MBO-VI, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VI and Equity-V and, for purposes of this table, beneficial ownership is included. Mr. Lister, Ms. Nicholls and Mr. Holmes, with respect to MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares of common stock of the company held by MBO-VI or Equity-V; and, accordingly, Mr. Lister, Ms. Nicholls and Mr. Holmes are not deemed to be the beneficial owners of these shares. Theodore J. Forstmann and J. Anthony Forstmann are brothers. Messrs. Frey and Miles are members of the Forstmann Little Advisory Board and, as such, have economic interests in the Forstmann Little partnerships. FLC XXX Partnership is a limited partner of Equity-V. Each of Messrs. J. Anthony Forstmann and Michael A. Miles is a special limited partner in one of the Forstmann Little partnerships. None of the other limited partners in each of MBO-VI and Equity-V is otherwise affiliated with Community Health Systems. The address of Equity-V and MBO-VI is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

(3)
Includes 29,940 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(4)
Includes 25,681 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(5)
Includes 29,940 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(6)
Includes 25,681 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(7)
Includes 41,916 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(8)
Includes 666,666 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(9)
Includes 466,666 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(10)
Includes 205,127 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(11)
Includes 165,127 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(12)
Includes 188,407 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

(13)
Includes 2,021,457 shares subject to options which are currently exercisable or exercisable within 60 days of the date of this proxy statement.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

        Our certificate of incorporation provides for a classified board of directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors. The Forstmann Little partnerships have a contractual right to elect two directors until they no longer own any shares of our common stock.

        Upon the recommendation of the Nominating Committee, the following three (3) directors listed in the table below are nominated for election to serve as Class II Directors for a term of three (3) years and until their respective successors are elected and qualify. Dale F. Frey, Sandra J. Horbach and Michael A Miles are the nominees for Class II Directors, each of whose current terms expire at the Annual Meeting. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of such other person(s), if any, as the Board of Directors may designate.

Name	Age	Position
Dale F. Frey	69	Director (Class II)
Sandra J. Horbach	41	Director (Class II)
Michael A. Miles	62	Director (Class II)

        Dale F. Frey has been a director since 1997. Mr. Frey currently is retired. From 1984 until 1997, Mr. Frey was the Chairman of the Board and President of General Electric Investment Corp. From 1980 until 1997, he was also Vice President of General Electric Company. Mr. Frey is also a director of Praxair, Inc., The Yankee Candle Company, Inc., Roadway Express Inc., McLeod USA Incorporated, and Aftermarket Technology Corp.

        Sandra J. Horbach has been a director since 1996. She has been a general partner of FLCXXIX Partnership, L.P. since 1993. She is also a director of The Yankee Candle Company, Inc. and XO Communications, Inc.

        Michael A. Miles has been a director since 1997 and served as Chairman of the Board from March 1998 until February 2001. Mr. Miles currently is retired. Mr. Miles served as Chairman and Chief Executive Officer of Philip Morris from 1991 to 1994. He is also a director of AMR Corporation, Dell Computer Corp., Exult Inc., Morgan Stanley & Co., Sears, Roebuck and Co., AOL Time Warner Inc., Allstate, Inc., and the Interpublic Group of Companies, Inc. He is a special limited partner of one of the Forstmann Little partnerships.

        The remaining incumbent directors, whose terms of office have not expired, are as follows:

Name	Age	Position
Wayne T. Smith	56	Chairman of the Board, President and Chief Executive Officer and Director (Class III)
Sheila P. Burke	51	Director (Class III)
W. Larry Cash	53	Executive Vice President and Chief Financial Officer and Director (Class I)
Robert J. Dole	78	Director (Class I)
J. Anthony Forstmann	63	Director (Class I)
Theodore J. Forstmann	62	Director (Class III)
Harvey Klein, M.D.	64	Director (Class I)
Thomas H. Lister	38	Director (Class III)

        Wayne T. Smith is the Chairman of the Board, President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997 we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is also a director of Almost Family and Praxair, Inc.

        Sheila P. Burke has been a director since 1997. She has been the Under Secretary for American Museums and National Programs at the Smithsonian Institution since June 2000. Previously, she was Executive Dean of the John F. Kennedy School of Government, Harvard University from 1996 until June 2000. Previously in 1996, Ms. Burke was senior advisor to the Dole for President Campaign. From 1986 until June 1996, Ms. Burke served as the chief of staff to former Senator Robert Dole and, in that capacity, was actively involved in writing some of the healthcare legislation in effect today. She is also a director of WellPoint Health Networks Inc. and The Chubb Corporation.

        W. Larry Cash serves as the Executive Vice President, Chief Financial Officer and a director. He was elected a director in May 2001. Prior to joining Community Health Systems, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He is also a director of Cross Country, Inc.

        Robert J. Dole has been a director since 1997. He was a U. S. Senator from 1968 to 1996, during which time he served as Senate majority leader, minority leader and chairman of the Senate Finance Committee. Mr. Dole was also a U.S. Representative from 1960 to 1968. He has been a special counsel with Verner, Liipfert, Bernhard, McPherson and Hand since 1997. He is also a director of TB Wood's Corp.

        J. Anthony Forstmann has been a director since 1996. He has been a Managing Director of J.A. Forstmann & Co., a merchant banking firm, since October 1987. Mr. Forstmann was President of The National Registry Inc. from October 1991 to August 1993 and from September 1994 to March 1995 and Chief Executive Officer from October 1991 to August 1993 and from September 1994 to December 1995. In 1968, he co-founded Forstmann-Leff Associates, an institutional money management firm with $6 billion in assets. He is also a special limited partner of one of the Forstmann Little Partnerships. He is the brother of Theodore J. Forstmann.

        Theodore J. Forstmann has been a director since 1996. He has been a senior founding partner of Forstmann Little & Co. since it was founded in 1978. He is also a director of The Yankee Candle Company, Inc. and McLeodUSA Incorporated. He is the brother of J. Anthony Forstmann.

        Harvey Klein, M.D. has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology.

        Thomas H. Lister has been a director since April 2000. He has been a general partner of FLC XXX Partnership, L.P. since 1997. He joined Forstmann Little & Co. in 1993 as an associate. He is also a director of McLeodUSA Incorporated.

Required Vote

        The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect each of the Class II directors. Abstentions and broker non-votes in connection with the election of directors has no effect on such election since directors are elected by a plurality of the votes cast at the meeting.

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS CLASS II DIRECTORS.

The Board of Directors

        Operation and Meetings.    The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company's Chairman and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

        In 2001, the Board of Directors held four (4) regular meetings and one (1) special meeting. Each director attended at least 75% of the Board meetings and meetings of the Board Committees on which he/she served, except for Robert J. Dole, Dale F. Frey and Michael A. Miles.

        The Board of Directors has three standing committees: Executive, Compensation, and Audit and Compliance. The Executive Committee which is comprised of Theodore J. Forstmann, Sandra J. Horbach, Michael A. Miles, and Wayne T. Smith, has been delegated authority to exercise the Board of Directors powers over the management and business affairs of the Company. The Executive Committee did not formally meet outside of the regular Board of Directors meetings during 2001.

        The Compensation Committee is comprised of Michael A. Miles and J. Anthony Forstmann. The Committee makes recommendations to the Board with respect to compensation and benefits paid to the Company's senior management. The Compensation Committee acted only through written consent during 2001. The Compensation Committee's report is set forth later in this proxy statement.

        The Audit and Compliance Committee is comprised of three independent directors (as independence is defined in Section 303.01 (B) of the NYSE Listed Company Manual). These directors are Sheila P. Burke, Dale F. Frey, and Michael A. Miles. This committee meets periodically with the independent auditors and internal personnel to (i) consider the adequacy of internal accounting controls, (ii) receive and review the recommendations of the independent auditors, (iii) recommend the appointment of auditors, (iv) review the scope of the audit and compensation of the independent auditors, (v) review our consolidated financial statements, (vi) review our accounting policies and resolve potential conflicts of interest, and (vii) oversee the compliance activities of the Company. The Board has adopted a written charter for this committee. The report of this committee is set forth later in this proxy statement. This Committee held six (6) meetings during 2001.

        An ad hoc Nominating Committee, whose members are Sandra J. Horbach and Wayne T. Smith, has been appointed and makes recommendations of candidates for election to our Board of Directors. The nominating Committee acted only through written consent in 2001.

Director Compensation

        Directors who are neither our executive officers nor general partners in the Forstmann Little partnerships that beneficially own shares of our Common Stock have been granted options to purchase common stock in connection with their election to our board of directors. Directors do not receive any fees for serving on our board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the board and committees. In 2001, 10,000 options to purchase common stock were granted to Harvey Klein, M.D., in connection with his election to the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee of our board of directors are: Michael A. Miles and J. Anthony Forstmann. None of the members of the Compensation Committee are current or former executive officers or employees of us or any subsidiaries. Theodore J. Forstmann, Sandra J. Horbach, and Thomas H. Lister are general partners in partnerships affiliated with the Forstmann Little partnerships that own shares of our Common Stock.

Executive Officers

        The following sets forth information regarding our executive officers as of March 31, 2002. Unless otherwise indicated, each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., our wholly-owned subsidiary:

Name	Age	Position
Wayne T. Smith	56	Chairman of the Board, President and Chief Executive Officer and Director (Class III)
W. Larry Cash	53	Executive Vice President and Chief Financial Officer and Director (Class I)
David L. Miller	53	Senior Vice President—Group Operations
Gary D. Newsome	44	Senior Vice President—Group Operations
Michael T. Portacci	43	Senior Vice President—Group Operations
John A. Fromhold	48	Vice President—Group Operations
Martin G. Schweinhart	47	Senior Vice President—Operations
Rachel A. Seifert	42	Senior Vice President, Secretary and General Counsel
T. Mark Buford	48	Vice President and Corporate Controller

        Wayne T. Smith.    The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 5 above.

        W. Larry Cash.    The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 5 above.

        David L. Miller serves as Senior Vice President—Group Operations. Mr. Miller joined us in November 1997 as a Group Vice President, and presently manages hospitals in Alabama, Florida,

North Carolina, South Carolina, and Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. Miller was the Chief Executive Officer of the Lake Norman Regional Medical Center in Mooresville, North Carolina, which is owned by Health Management Associates, Inc.

        Gary D. Newsome serves as Senior Vice President—Group Operations. Mr. Newsome joined us in February 1998 as Group Vice President, and presently manages hospitals in Kentucky, Wyoming, Pennsylvania, Tennessee, and Utah. Prior to joining us, he was a Divisional Vice President of Health Management Associates, Inc. From January 1995 to January 1996, Mr. Newsome served as Assistant Vice President/Operations and Group Operations Vice President responsible for facilities of Health Management Associates, Inc., in Oklahoma, Arkansas, Kentucky, and West Virginia.

        Michael T. Portacci serves as Senior Vice President—Group Operations. Mr. Portacci joined us in 1987 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, and presently manages facilities in Arizona, California, Illinois, Missouri, New Mexico, and Texas.

        John A. Fromhold serves as Vice President—Group Operations. Mr. Fromhold joined us in June 1998 as a Group Vice President, and presently manages hospitals in Arkansas, Georgia, Louisiana, Mississippi, and Texas. Prior to joining us, he served as Chief Executive Officer of Columbia Medical Center of Arlington, Texas from 1995 to 1998.

        Martin G. Schweinhart serves as Senior Vice President—Operations. Mr. Schweinhart joined us in June 1997 and has served as the Vice President Operations. From 1994 to 1997 he served as Chief Financial Officer of the Denver and Kentucky divisional markets of Columbia/HCA Healthcare Corporation. Prior to that time he spent 18 years with Humana Inc. and Columbia/HCA in various management capacities.

        Rachel A. Seifert serves as Senior Vice President, Secretary and General Counsel. She joined us in January 1998 as Vice President, Secretary and General Counsel. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas.

        T. Mark Buford serves as Vice President and Corporate Controller. Mr. Buford has served as our Corporate Controller since 1986 and as Vice President since 1988.

Executive Compensation

        The following are presented on the subsequent pages: (i) the Summary Compensation Table; (ii) the Stock Option Tables and other Stock Option information; (iii) a description of employment arrangements; (iv) the Report of the Compensation Committee on Fiscal 2001 Executive Compensation and (v) the Corporate Performance Graph.

SUMMARY COMPENSATION TABLE

        The following table sets forth certain summary information with respect to compensation for the years ended December 31, 2001, 2000 and 1999, paid by us for services to those persons who were, during 2001, our Chief Executive Officer and our four other most highly paid executive officers (collectively, the "Named Executives").

	Annual Compensation				Long Term Compensation Awards
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Securities Underlying Options (#)	All Other Compensation ($)
Wayne T. Smith Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	$550,000 500,000 475,002	$495,000 450,000 427,500		— 1,000,000 —	$25,246 24,171 11,947	(2)
W. Larry Cash Executive Vice President and Chief Financial Officer	2001 2000 1999	440,000 400,000 375,000	374,000 325,000 318,750		— 700,000 —	17,387 15,815 10,764	(2)
Michael T. Portacci Group Senior Vice President	2001 2000 1999	239,000 223,000 216,000	241,590 212,745 145,800		— 300,000 —	7,328 5,940 5,735	(2)
David L. Miller Group Senior Vice President	2001 2000 1999	255,000 245,000 235,000	155,550 179,775 137,475		— 300,000 —	6,042 6,425 6,635	(2)
Gary D. Newsome Group Senior Vice President	2001 2000 1999	247,000 233,000 216,000	190,490 165,000 163,080		— 300,000 —	7,975 5,311 32,352	(2)

(1)
The amount of other annual compensation is not required to be reported since the aggregate amount of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.

(2)
Amount consists of additional long-term disability premiums and payments made to the Supplemental Survivors Accumulation Plan for Messrs. Smith, Cash, Portacci, Miller and Newsome of $5,242, $4,067, $1,935, $2,641 and $2,104, respectively; employer matching contributions to the 401(k) plan for Messrs. Smith, Cash, Portacci, Miller and Newsome in an amount for each of them equal to $3,401; and matching contributions to the deferred compensation plan for Messrs. Smith, Cash, Portacci, Miller and Newsome of $16,603, $9,919, $1,992, $0 and $2,470, respectively.

STOCK OPTIONS

        No stock options were granted during fiscal 2001 to the Named Executives.

AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR-END
OPTION VALUES

        The following table sets forth the stock option values as of December 31, 2001 for these persons:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
	Shares Acquired on Exercise (#)
		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne T. Smith	—	—	333,333	666,667	$4,166,663	$8,333,338
W. Larry Cash	—	—	233,333	466,667	2,916,663	5,833,338
David L. Miller	—	—	103,446	203,363	1,313,785	2,562,249
Gary D. Newsome	40,000	$641,584	63,446	203,363	813,785	2,562,249
Michael T. Portacci	20,000	310,000	86,725	201,682	1,124,480	2,531,134

(1)
Sets forth values for options that represent the positive spread between the respective exercise prices of outstanding stock options based on the closing price of our common stock on the NYSE on December 31, 2001, which was $25.50 per share.

Employment Arrangements

        There are no written employment contracts with any of our Named Executives. The stockholders' agreements, to which each of our Named Executives are bound, contain certain forfeiture provisions in the event the person engages in prohibited conduct, including certain competitive activities. The stockholders agreement, as well as the stock option agreements, provide for full and immediate vesting in the event of a change of control transaction (as defined under each such agreement). Under Company policy, our Named Executives are entitled to severance compensation in the event they are terminated without cause; the compensation ranges from 12 to 24 months of base salary depending on benefit category, length of employment and reason for termination.

REPORT OF THE COMPENSATION COMMITTEE ON FISCAL 2001 EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for determining compensation for our executive officers including compensation plans, grants of stock options and other benefits under the employee benefit plans and general review of our employee compensation policy. Each member of the Compensation Committee is an outside director. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its affiliates. Pursuant to certain rules of the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by the Compensation Committee.

        It is the policy of the Compensation Committee to provide attractive compensation packages to executive management to attract and retain individuals with the appropriate experience and skills, motivate them to devote their full energies to the Company's success, to reward them for their services and to align the interests of senior management with the interests of stockholders. Considering all of the forgoing, our executive compensation packages are comprised primarily of base salaries, annual cash bonuses and stock options.

        In general, the level of base salary is intended to provide appropriate basic pay to executive management taking into account the competitive employment market for comparable positions, each person's historical contribution to our success, their unique value and the recommendation of the Chief Executive Officer. Annual increases to base salary are determined by assessing each executive's annual performance and increases in the competitive pay levels while taking into consideration the salary budget for the Company. Cash bonuses are based on the achievement of specific financial and operating objectives such as targeted results for EBITDA, net revenue, bad debts, cash receipts, and others. Each executive is assigned a target bonus, which is expressed as a percentage of base salary. Target bonuses vary in relation to each executive's responsibilities. Cash bonuses are paid based on the achievement of individual objectives considered along with the performance of the Company as a whole. All of the Company's executive officers are participants in the bonus program. The Company also uses stock options, which increase in value only if our common stock increases in value and which terminate a short time after an executive separates employment, as a means of long-term incentive compensation. The Compensation Committee determines the number of stock options granted to our executive officers and other employees on an individual, discretionary basis in consideration of the Company's financial performance and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors. No option grants were made to the Named Executives during 2001.

        Mr. Wayne T. Smith, our Chairman, President and CEO, receives an annual base salary subject to the approval by the Compensation Committee. Mr. Smith's base salary for fiscal 2001 amounted to $550,000. Mr. Smith also receives a bonus of up to 100% of his annual salary based on the achievement of performance and growth objectives of the Company. For 2001, Mr. Smith's bonus was $495,000. The Compensation Committee believes that Mr. Smith's base salary is fixed at a level which is below the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at other companies of similar size engaged in the health care industry. In evaluating Mr. Smith's performance and setting the bonus, the Compensation Committee has taken particular note of Mr. Smith's outstanding leadership in growing the Company's net revenue and profitability over the last several years. In addition, the Compensation Committee considered Mr. Smith's leadership in the Company's acquisition of five hospitals during 2001 and the successful completion of the Company's concurrent equity and convertible debt offerings.

        The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") generally provides that publicly held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid pursuant to qualifying performance-based compensation plans approved by the stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. The Compensation Committee believes that all compensation earned by our officers during fiscal 2001 qualified for deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary compensation.

                      Michael A Miles, Chairman
                      J. Anthony Forstmann

        The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 ("Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act"), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members

        In July 1996, we were formed by two Forstmann Little partnerships and members of our management to acquire CHS/Community Health Systems, Inc., which was then a publicly owned company named Community Health Systems, Inc. We financed the acquisition by issuing our common stock to the Forstmann Little partnerships and members of management, by incurring indebtedness under credit facilities, and by issuing an aggregate of $500 million of subordinated debentures to one of the Forstmann Little partnerships, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P. ("MBO-VI"). MBO-VI immediately distributed the subordinated debentures to its limited partners. In October, 2001, the subordinated debentures were repaid with proceeds from the Company's concurrent convertible debt and equity offerings. The debentures bore interest at a fixed rate of 7.50% which was payable semi-annually in January and July. Total interest expense for the debentures was $37.5 million for each of the years ended December 31, 1999 and 2000 and $29.6 million for the year ended December 31, 2001.

        We have engaged Greenwood Marketing and Management Services to provide oversight for our Senior Circle Association, which is a community affinity organization with local chapters sponsored by each of our hospitals. Greenwood Marketing and Management is a company owned and operated by Anita Greenwood Cash, the spouse of W. Larry Cash. In 2001, we paid Greenwood Marketing and Management Services $207,573 for marketing services, postage, magazines, handbooks, newsletters, training manuals, and membership services.

        The Company employs Brad Cash, son of W. Larry Cash. In 2001, Brad Cash received compensation of $90,457, including relocation expenses, while serving first as a group financial analyst and later as a chief financial officer of one of our hospitals.

        We have used the services of Emprint Document Solutions, a company owned and operated by the sister and brother-in-law of Theodore J. Forstmann and J. Anthony Forstmann. In 2001, we paid Emprint Document Solutions $2,635,361 for printing services.

        We have used the services of XO Communications, a company of which Theodore J. Forstmann, Sandra J. Horbach and Thomas H. Lister beneficially own 22% as of December 31, 2001. XO Communications is currently pursuing a recapitalization which could result in Forstmann Little & Co. owning a higher percentage. In 2001, we paid XO Communications $264,592 for telecommunication services.

        We have used the services of McLeod USA, a company of which Theodore J. Forstmann, Sandra J. Horbach and Thomas H. Lister beneficially own 17% as of December 31, 2001. McLeodUSA is currently pursuing a recapitalization which could result in Forstmann Little & Co. owning a higher percentage. In 2001, we paid McLeod USA $145,975 for telecommunications services.

        Forstmann Little & Co., as managers of the Forstmann Little partnerships, incur direct business expenses on our behalf that we reimburse to them. In 2001, we paid Forstmann Little & Co. $107,450 as reimbursement for these expenses.

        We have used the services of Cross Country, Inc., a company for which W. Larry Cash serves as a director. In 2001, we paid Cross Country, Inc. $61,437 for healthcare staffing services.

CORPORATE PERFORMANCE GRAPH

        The following graph sets forth the cumulative return on the Company's stock since June 9, 2000, the date on which the Company's stock commenced trading on the NYSE, as compared to cumulative return of the Standard & Poor's 500 Stock Index (S&P 500) and the cumulative return of the Dow Jones Healthcare Index. The graph assumes an investment of $100 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        We propose that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent accountants for 2002. We expect that a representative of Deloitte & Touche LLP will be present at the annual meeting and that he will be available to respond to appropriate questions submitted by stockholders at the meeting. Deloitte & Touche LLP will have the opportunity to make a statement if they desire to do so.

Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the year ended December 31, 2001 was $714,000.

Financial Information Systems Design and Implementation Fees

        Deloitte & Touche LLP did not render any professional services for information technology services relating to financial information systems design and implementation for the year ended December 31, 2001.

All Other Fees

        The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the year ended December 31, 2001 were $1,567,000 ($1,055,000 of audit related fees and $512,000 of non-audit related fees). Such amount included $224,000 related to professional services rendered in connection with the Company's concurrent convertible debt and equity offerings that were completed in October 2001 and $491,000 related to professional services rendered in connection with the IRS examination of the Company. The audit committee has considered whether the provision of non-audit services by the Company's independent auditor is compatible with maintaining auditor independence, and believes that the provision of such services is compatible.

        Approval by the stockholders of the appointment of independent accountants is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Deloitte & Touche LLP as our independent accountants for 2002 at the meeting, the selection of independent accountants will be reconsidered by the Board. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT ACCOUNTANTS FOR 2002.

AUDIT COMMITTEE REPORT

        The audit committee of our Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Our management is responsible for its internal accounting controls and the financial reporting process. Our independent accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

        In keeping with that responsibility, the audit committee has reviewed and discussed our audited consolidated financial statements with management. In addition, the audit committee has discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

        Based on the audit committee's discussions with management and the independent accountants and the audit committee's review of the representations of management and the report of the independent accountants, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

        This report is respectfully submitted by the audit committee of the Board of Directors.

                      Sheila P. Burke, Chairperson
                      Michael A. Miles
                      Dale F. Frey

        The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Stockholder Proposals

        Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Under SEC regulations, any stockholder wishing to submit a proposal to be included in the proxy materials relating to the 2003 Annual Meeting of Stockholders must submit the proposal in writing no later than December 10, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own greater than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons that no Form 5 report was required to be filed by them, we believe that during 2001, all our officers, directors and greater than 10% beneficial owners complied with all of their Section 16(a) filing requirements.

Proxy Solicitation

        The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by officers, directors and employees of the Company personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

        It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are earnestly requested to mark, date, sign and return your proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

Miscellaneous

        As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgement.

                      By Order of the Board of Directors,

                      Rachel A. Seifert
                      Senior Vice President, Secretary and General Counsel

Brentwood, Tennessee
April 9, 2002

Community Health Systems, Inc.
2002 Annual Meeting of Stockholders

The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each and any of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of Community Health Systems, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at the J.P. Morgan, Chase & Co. Building, 11th Floor Room C, located at 270 Park Avenue, New York, New York 10017 on Tuesday, May 21, 2002 at 8:30 A.M., local time, and at any adjournments or postponements thereof:

1.	Election of Directors	/ / FOR all nominees listed below	/ / WITHHOLD AUTHORITY
		(except as marked to the contrary).	to vote for all nominees listed below.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

Dale F. Frey Sandra J. Horbach Michael A. Miles

2.
Proposal to approve and ratify the selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

/ / FOR                        / / AGAINST                        / / ABSTAIN

3.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

FOLD AND DETACH HERE

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior Proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the three named nominees for directors and, unless otherwise specified, FOR the other proposal listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy a copy of the Notice of Annual Meeting and Proxy Statement dated April 9, 2002, describing more fully the proposals set forth herein.

Dated: , 2002

Signature of Stockholder

Signature of Stockholder (if held jointly)

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the Proxy signed by an officer of the corporation, indicating his/her title. If the stockholder is a partnership, the full partnership name should be inserted and the Proxy signed by an authorized person of the partnership, indicating his/her title. If the stockholder is a limited liability company, the full limited liability company name should be inserted and the Proxy signed by an authorized person of the limited liability company, indicating his/her title.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 21, 2002
ANNUAL MEETING OF STOCKHOLDERS OF COMMUNITY HEALTH SYSTEMS, INC. 155 Franklin Road Brentwood, TN 37027 PROXY STATEMENT
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1—ELECTION OF CLASS II DIRECTORS
SUMMARY COMPENSATION TABLE
STOCK OPTIONS
AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE COMPENSATION COMMITTEE ON FISCAL 2001 EXECUTIVE COMPENSATION
CORPORATE PERFORMANCE GRAPH
PROPOSAL 2—APPOINTMENT OF INDEPENDENT ACCOUNTANTS
AUDIT COMMITTEE REPORT